Exhibit (a)(1)

CERTIFICATE OF TRUST
OF
CIM Real Assets & Credit Fund

This Certificate of Trust of CIM Real Assets & Credit Fund (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).
1.Name.     The name of the trust formed by this Certificate of Trust is CIM Real Assets & Credit Fund.
2.Registered Office; Registered Agent. The business address of the registered office of the Trust in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware, 19801. The name of the Trust’s registered agent at such address is The Corporation Trust Company.
3.Investment Company. The Trust will be a registered investment company under the Investment Company Act of 1940, as amended.
4.Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

/s/ David Thompson
David Thompson, not in his individual
capacity but solely as Trustee